Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri (650) 508-2116	The Ruth Group Investors / Media Stephanie Carrington / Jason Rando (646) 536-7017 / 7025 scarrington@theruthgroup.com jrando@theruthgroup.com

NeurogesX Reports First Quarter 2007 Financial Results and Provides

Update on Recent Events

Highlights:

•	Completed initial public offering

•	Completed enrollment of Phase 3 clinical study for postherpetic neuralgia (PHN)

•	Enrollment on track for Phase 3 clinical study for painful HIV-distal sensory polyneuropathy (HIV-DSP)

•	Presented data from the HIV-DSP Phase 3 study at the American Academy of Neurology (Boston)

•	Presented data from PHN Phase 3 study at the American Pain Society (Washington, DC) and the Second International Congress on Neuropathic Pain (NeuPSIG, Berlin, Germany)

•	Appointed Jean-Jacques Bienaimé as Chairman of the Board

San Carlos, Calif., (June 13, 2007) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing novel pain management therapies, today reported financial results for the first quarter ended March 31, 2007 and provided an update on clinical development progress.

Anthony DiTonno, President and CEO, commented, “We are continuing to make progress in the clinical development of NGX-4010. We recently completed enrollment in a confirmatory second Phase 3 clinical study to treat the pain associated with PHN. We expect to analyze and report top line data on this study later this year, near the end of the third quarter.”

Mr. DiTonno continued, “We are also pleased to announce that enrollment of our ongoing confirmatory second Phase 3 study in painful HIV-DSP, also with NGX-4010, is on track with our expectations. This study is designed to enroll 480 patients at study centers in the United States, Canada, the United Kingdom and Australia. As of June 8, 2007, enrollment had reached approximately 70%. We anticipate completing enrollment later this year, which would allow us to analyze top-line data in the first half of 2008.

NeuorgesX Reports First Quarter 2007 Financial Results

June 13, 2007

We are on track to submit a marketing application to the European Medicines Agency in the second half of 2007 for European Union approval and to the U.S. Food and Drug Administration (FDA) in 2008.”

First Quarter 2007 Financial Results

Total operating expenses in the first quarter of 2007 were $7.9 million, including $0.8 million of non-cash stock-based compensation, compared to total operating expenses of $5.8 million, including $0.5 million of non-cash stock-based compensation, in the first quarter of 2006.

For the first quarter of 2007, net loss was $7.9 million, or $17.25 per share. On a pro forma basis, reflecting the conversion of preferred stock to common stock (but excluding the common shares issued in the initial public offering) and resulting in pro forma weighted average shares of 9,032,831, the net loss was $0.88 per share. For the first quarter of 2006, the net loss was $5.6 million, or $24.42 per share.

As of March 31, 2007, cash, cash equivalents and short-term investments were $16.9 million compared to $13.9 million at December 31, 2006.

Recent Developments

On May 1, 2007, NeurogesX priced the initial public offering of 4,000,000 shares of common stock at a price to the public of $11.00 per share, which yielded proceeds, net of underwriting discounts and commissions and estimated offering costs, of $38.3 million. Shares of common stock outstanding were 13,393,448 shares at May 31, 2007. With the proceeds from this offering, the company anticipates that its cash resources will be sufficient to fund its operations into late 2008.

In May 2007, NeurogesX announced the appointment of Jean-Jacques Bienaimé as Chairman of the Board. Mr. Bienaimé is Chief Executive Officer and a Director of BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) and has served as a member of the NeurogesX board of directors since February 2004.

On May 3, 2007, Mark Wallace, M.D., Professor of Anesthesiology at the University of California at San Diego and investigator in NeurogesX’ C116 Phase 3 study in PHN, presented the results of the study at the American Pain Society Meeting in Washington DC. The poster presentation was based on an abstract titled, “Localized Treatment with NGX-4010 Significantly Reduced Pain for up to 12 Weeks: Results of a Randomized, Double-Blind, 12-Week Controlled Study in Postherpetic Neuralgia Patients.” The study evaluated the effect of a single application of NGX-4010, the company’s novel dermal patch, on pain due to PHN. The primary endpoint in this Phase 3 trial was achieved, demonstrating a statistically significant reduction in pain over an 8-week period (NGX-4010, -29.6% vs. control, -19.9%; p = 0.001). The reduction of pain was sustained over 12 weeks (NGX-4010, 29.9% vs. control, -20.4%; p=0.0016).

On May 4, 2007, a poster authored by Jeffrey Tobias, M.D., Chief Medical Officer of NeurogesX, was presented at the 59th Annual Meeting of the American Academy of Neurology

NeuorgesX Reports First Quarter 2007 Financial Results

June 13, 2007

(AAN). The poster titled, “Neurological Safety of Treatment with a High-Concentration Capsaicin Dermal Patch (NGX-4010) in Patients with Painful HIV-Associated Distal Sensory Polyneuropathy” presented data evaluating the neurological safety of NGX-4010 in patients with painful HIV-DSP. Results showed that, consistent with the diagnosis of HIV-DSP, most patients had diminished or absent deep tendon reflex and vibration, warm, and sharp sensation at baseline. Following treatment, no trends toward decreases in sensory function were observed on the targeted neuropathy assessments or for any quantitative sensory testing (QST) modality. No neurological safety concerns were identified.

On May 4, 2007, David Simpson, M.D., Professor of Neurology at Mount Sinai School of Medicine presented the results of NeurogesX study C107 in an oral presentation during a poster session at the annual meeting of the AAN. The presentation is based on an abstract titled, “Treatment of Painful HIV-Associated Distal Sensory Polyneuropathy with a High-Concentration Capsaicin Dermal Patch (NGX-4010): Report of a 52-Week Study.” The study evaluated the efficacy of NGX-4010 in patients with painful HIV-DSP. The primary endpoint in this trial was achieved, demonstrating a statistically significant reduction in pain over a 12-week period (NGX-4010, -22.8% vs. control, -10.7%; p = 0.0026). Repeated open-label treatments were well tolerated and consistently appeared to reduce pain for up to 52 weeks.

On June 8, 2007, Miroslav “Misha” Backonja, M.D., Professor of Neurology at University of Wisconsin and lead academic investigator in a NeurogesX Phase 3 trial in PHN, presented the results of the C116 Phase 3 study in PHN in a poster session at the Second International Congress on Neuropathic Pain in Berlin, Germany. In addition, Dr. Backonja participated in a workshop where he presented a talk entitled “High Concentration Capsaicin for the Treatment of PHN and HIV Neuropathy.” This talk featured data from the company’s NGX-4010 studies in PHN and HIV-DSP.

Conference Call Details

The conference call dial-in numbers are (877) 407-4018 (USA) or (201) 689-8471 (International). In addition, a dial-up replay of the conference call will be available beginning June 13, 2007 at 8:00 p.m. EDT (5:00 p.m. PDT) and ending on June 23, 2007. The replay telephone number is USA (877) 660-6853, International (201) 612-7415, Account Number: 3055, Conference ID Number: 244959.

A live Web cast of the call will also be available from the Investor Relations section on the corporate Web site at http://www.neurogesx.com. A Web cast replay can be accessed on the corporate web site beginning Wednesday, June 13, 2007, at approximately 6:30 p.m. EDT. The replay will remain available until July 13, 2007.

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory

NeuorgesX Reports First Quarter 2007 Financial Results

June 13, 2007

polyneuropathy (HIV-DSP), and diabetic neuropathy. NeurogesX’ late stage product portfolio is led by product candidate NGX-4010, a topical patch designed to manage pain associated with peripheral neuropathic pain conditions, that the company believes offers significant advantages over other pain therapies. Two Phase 3 clinical trials with NGX-4010 have been completed and have met their primary endpoints, one in PHN and one in HIV-DSP.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Such statements include the timing of completion of clinical trials and completion of enrollment of such trials; statements relating to the filing for regulatory approvals and the timing of such filings, and statements relating to the period of time the company’s cash resources will be sufficient to fund its operations. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, patient enrollment for clinical trials may be difficult; past results of clinical trials may not be indicative of future clinical trials results; NeurogesX’ product candidate may have unexpected adverse side effects or inadequate therapeutic efficacy; clinical trials may be more costly than anticipated; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; and other difficulties or delays or unexpected expenses in clinical development and obtaining regulatory approval of NGX-4010. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NeuorgesX Reports First Quarter 2007 Financial Results

June 13, 2007

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Operating expenses:
Research and development(1)	$6,196	$4,809
General and administrative(2)	1,653	993

Total operating expenses	7,849	5,802
Loss from operations	(7,849)	(5,802)
Interest income (expense), net	(129)	133
Other income (expense), net	59	111

Net loss	(7,919)	(5,558)
Accretion of redeemable convertible preferred stock	(3,437)	(2,381)

Loss attributable to common stockholders	$(11,356)	$(7,939)

Net loss per common share—basic and diluted:
Basic and diluted loss per share attributable to common stockholders	$(17.25)	$(24.42)

Shares used to compute basic and diluted loss per common share attributable to common stockholders	658,364	325,162

Non-cash stock-based compensation expense included in operating expenses
(1) Research and development	$348	$104
(2) General and administrative	482	383

	$830	$487

NeuorgesX Reports First Quarter 2007 Financial Results

June 13, 2007

NeurogesX, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006 (1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,668	$11,908
Short term investments	2,226	1,994
Prepaid expenses and other current assets	1,976	659

Total current assets	18,870	14,561
Property and equipment, net	147	159
Other assets	88	98

Total Assets	$19,105	$14,818

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$3,350	$1,675
Accrued compensation	370	199
Accrued research and development	1,306	1,133
Other accrued expenses	900	990
Preferred stock warrant liability	727	7,549
Notes payable—current portion	3,128	2,437

Total current liabilities	9,781	13,983
Notes payable—non-current portion	5,637	6,737
Commitments and contingencies
Redeemable convertible preferred stock	136,267	116,164
Stockholders’ deficit:
Common stock	1	1
Additional paid-in capital	6,334	5,505
Deferred stock compensation	(34)	(45)
Accumulated other comprehensive income	2	—
Deficit accumulated during the development stage	(138,883)	(127,527)

Total stockholders’ deficit	(132,580)	(122,066)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$19,105	$14,818

(1)	Consolidated balance sheet at December 31, 2006 has been derived from audited financial statements